SCHEDULE 13G
                                 (Rule 13d-102)

   Information to be included in Statements Filed Pursuant to Rule 13d-1(b),
        (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                                Unidigital, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    904669 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

__    Rule 13d-1(b)
__    Rule 13d-1(c)
__    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 904669 10 80          SCHEDULE 13G                   Page 2 of 4 Pages
----------------------                                         -----------------



--------------------------------------------------------------------------------
1) Names of Reporting Persons/IRS Identification Nos. of Above Persons

         Stephen J. McErlain

--------------------------------------------------------------------------------
2) Check the Appropriate Row if a Member of a Group:
         a)______
         b)______

--------------------------------------------------------------------------------
3) SEC Use Only

--------------------------------------------------------------------------------
4) Citizenship or Place of Organization

         United States of America

--------------------------------------------------------------------------------
Number of                          5) Sole Voting Power

Shares                                                          606,130
                                   ---------------------------------------------
Beneficially                       6) Shared Voting Power

Owned By                                                        N/A
                                   ---------------------------------------------
Each                               7) Sole Dispositive Power

Reporting                                                       606,130
                                   ---------------------------------------------
Person                             8) Shared Dispositive Power

With                                                            NA
--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Reporting Person

                                                                606,130
--------------------------------------------------------------------------------
10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                --
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9)

                                                                9.7%
--------------------------------------------------------------------------------
12) Type of Reporting Person

                                                                IN
--------------------------------------------------------------------------------


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CUSIP No. 904669 10 80          SCHEDULE 13G                   Page 3 of 4 Pages
----------------------                                         -----------------

Item 1.
-------
         (a) Name of Issuer:  Unidigital, Inc.
         (b) Address of Issuer's Principal Executive Offices:

                  229 West 28th Street. New York, New York 10001

Item 2.
-------
         (a) Name of Person Filing: Stephen J. McErlain
         (b) Address of Principal Business Office or, if None, Residence:

          The principal business office is Koch-McErlain, 514 West 24th Street, New York, N.Y. 10011.

         (c) Citizenship: United States of America
         (d) Title of Class of Securities: Common Stock, $.01 par value
         (e) CUSIP Number: 904669 10 8


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or ------- (c), Check Whether the Person Filing is a:

     Selection of a filing  category  pursuant to Rule 13d-1(b),  or 13d-2(b) or
(c) is not applicable to Stephen J. McErlain.


Item 4.  Ownership.
-------
          (a) Amount beneficially owned: 606,130, which includes 6,000 shares subject to options.
          (b)  Percent of Class: 9.7%
          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or direct the vote: 606,130
               (ii) shared power to vote or direct the vote: NA
               (iii) sole power to dispose or direct the disposition of: 606,130
               (iv) shared power to dispose or direct the disposition of: NA


Item 5.  Ownership of Five Percent or Less of a Class.
-------
         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
-------
         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the ------- Security Being Reported on By the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.
-------
         Not Applicable.

Item 9.  Notice of Dissolution of Group.
-------
         Not Applicable.

Item 10. Certification.
--------
         Not Applicable.

CUSIP No. 904669 10 80          SCHEDULE 13G                   Page 4 of 4 Pages
----------------------                                         -----------------





                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

                                           February 9, 2000
                                           --------------------------------
                                               (Date)


                                           /s/ Stephen J, McErlain
                                           --------------------------------
                                               (Signature)


                                           Stephen J. McErlain, Stockholder
                                           --------------------------------
                                               (Name & Title)













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